Exhibit 10.14.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made this the 19th day of June, 2009, to be effective as of close of business June 2, 2009, by and between Conn's, Inc, a Delaware corporation with its principle offices at 3295 College Street, Beaumont, Texas 77701 ("Conn's"), and Thomas J. Frank, Sr., an individual (the "Frank").

WHEREAS, Frank and Conn's have previously entered into that certain Amended and Restated Frank Employment Agreement, dated June 1, 2007 (the "Prior Agreement");

WHEREAS, Conn’s and Frank have previously entered into that certain “Executive Retirement Agreement”, effective as of June 2, 2009, when it was contemplated that Frank would provide only consulting services to Conn’s;

WHEREAS, Conn’s and Frank have determined that rather than Frank providing Consulting Services and provided in the “Executive Retirement Agreement”, Conn’s desires to continue to employ Frank on a part time basis, whereby Frank will be paid a salary of $144,000 per annum, on regular payroll intervals.

WHEREAS, Conn's and Frank desire to amend and restate the Prior Agreement and the Executive Retirement Agreement to reflect the part time employment of Frank  of Conn’s as provided herein;

WHEREAS, Conn's desires to continue to retain Frank as a part time employee to provide services in an advisory capacity, when and where needed until the expiration of this Agreement, as provided herein.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual promises and agreements contained herein, the parties hereto agree as follows:

A.   Frank Employment.  The full time employment period of Frank provided in the Prior Agreement shall end as of the end of the business day, June 2, 2009, at which time Frank will continue to be an employee of Conn’s on a part time basis.  Frank shall be entitled to the following continued rights and compensation:

1.           Conn’s shall continue to employ Frank on a part time basis to provide such advisory and other employment services as appropriate and necessary for a period of thirty-six (36) months from the effective date hereof.  At the end of the thirty-six (36) month period, this Agreement shall renew and extend for successive twelve (12) month periods unless terminated by Frank or Conn’s at the end of the thirty-six (36) months and each twelve (12) month period thereafter.  This obligation shall additionally terminate upon the death of Frank.

2.           Conn's shall pay Incentive Compensation, if any, earned and accrued but unpaid through the date of this Agreement.

3.           Conn’s shall pay Frank a base salary of One Hundred Forty-Four Thousand Dollars ($144,000) per annum, payable on Conn’s normal payroll payment schedule, subject to standard Conn’s payroll deductions, and those authorized by Frank as provided in Conn’s policies and procedures.

4.           Frank (and his spouse) shall be entitled to participate in Conn's major medical/health insurance plan (the "Health Plan") until Frank’s death, or the death of Frank’s spouse if she should survive Frank, provided that Frank, or his spouse, as the case may be, will pay the unsubsidized premium associated with such amount and shall participate in Medicare to the extent eligible.  In the event Frank is ineligible to participate in the Health Plan, Conn's shall procure a comparable insurance policy for Frank and his spouse (a "Replacement Policy").  Frank shall pay an amount equal to unsubsidized premium he would have paid to participate in the Health Plan had he been eligible, and any costs in excess of such amounts for the Replacement Policy shall be paid by Conn's.

5.           Conn’s shall continue to provide Frank an automobile/truck of his choice, or the sum of one thousand dollars ($1,000) per month, at Frank’s election, together with a Company gasoline credit card until Frank’s death for his use in providing his services hereunder.

6.           If Conn's maintains any liability insurance covering members of its Board of Directors, Frank will be included within the covered class of individuals under such policy.

B.   Termination.  This Agreement shall not terminate upon Frank's death, but shall continue to benefit Frank’s spouse until this Agreement expires as provided herein above.

C.   Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

1.	"Affiliate" shall mean, with respect to a person, any other person controlling, controlled by or under common control with the first person.

2.
"Cause" shall mean (i) behavior of Frank which is adverse to Conn's interests, (ii) Frank's dishonesty, criminal charge or conviction, grossly negligent misconduct, willful misconduct, acts of bad faith, neglect of duty or (iii) material breach of this Agreement which is not cured within the thirty (30) day cure period pursuant to Section D.3.

3.
"Confidential Information" shall mean information:  (i) disclosed to or known by the Frank as a consequence of or through his employment with Conn's, (ii) not generally known outside Conn's and (iii) which relates to any aspect of Conn's or its business, research, or development.  "Confidential Information" includes, but is not limited to Conn's trade secrets, proprietary information, business plans, marketing plans, methodologies, computer code and programs, formulas, processes, compilations of information, results of research, proposals, reports, records, financial information, compensation and benefit information, cost and pricing information, customer lists and contact information, supplier lists and contact information, vendor lists and contact information, and information provided to Conn's by a third party under restrictions against disclosure or use by Conn's or others; provided, however, that the term "Confidential Information" does not include information that (a) at the time it was received by Frank was generally available to the public, (b) prior to its use by Frank, becomes generally available to the public through no act or failure of Frank, (c) is received by Frank from a person or entity other than Conn's or an Affiliate of Conn's who is not under an obligation of confidence with respect to such information or (d) was generally known by Frank by virtue of his experience and know how gained prior to employment with Conn's.

4.	"Control" and correlative terms shall mean the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person.

5.
"Copyright Works" shall mean materials for which copyright protection may be obtained including, but not limited to literary works (including all written material), computer programs, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), recordings, models, photographs, slides, motion pictures, and audio-visual works, regardless of the form or manner in which documented or recorded.

6.	"Person" shall mean an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

7.
"Work Product" shall mean all methods, analyses, reports, plans, computer files and all similar or related information which (i) relate to Conn's or any of its Affiliates and (ii) are conceived, developed or made by Frank in the course of his employment by Conn's.

D.   Non-Disclosure, Non-Competition and Non-Solicitation.  Frank and Conn's acknowledge and agree that during and solely as a result of his employment by Conn's, Conn's has provided and will continue to provide Confidential Information and special training to Frank in order to allow Frank to fulfill his obligations as an Frank of a publicly-held company and under this Agreement.  In consideration of the special and unique opportunities afforded to Frank by Conn's as a result of Frank's employment, as outlined in the previous sentence, Frank hereby agrees as follows:

1.
Frank agrees that Frank will not, except as Conn's may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information of Conn's or any of its Affiliates, or authorize anyone else to do these things at any time either during or subsequent to Frank's employment with Conn's.  This Section G.1 shall continue in full force and effect after termination of Frank's employment for any reason.  Frank's obligations under this Section G.1 with respect to any specific Confidential Information shall cease only when that specific portion of the Confidential Information becomes publicly known, other than as a result of disclosure by Frank, in its entirety and without combining portions of such information obtained separately.  It is understood that such Confidential Information of Conn's and any of its Affiliates includes matters that Frank conceives or develops, as well as matters Frank learns from other Franks of Conn's and any of its Affiliates.

2.
During the period of this Agreement, Frank will not (other than for the benefit of Conn's or any of its Affiliates pursuant to this Agreement) compete with Conn's or any of its Affiliates by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which Conn's or any of its Affiliates provides, and that he will not work for, assist, loan money, extend credit or become affiliated with as an individual, owner, partner, director, officer, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or any other capacity, either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Conn's or any of its Affiliates.  The restrictions of this Section G.2 shall not be violated by the ownership of no more than 1% of the outstanding securities of any company whose equity securities are traded on a national securities exchange or is quoted on the NASDAQ National Market.

3.
Frank agrees that he shall not, directly or indirectly, at any time during the period of one (1) year after the termination of this Agreement for any reason, including expiration of the Agreement, within the geographical area of 100 miles of any existing or specifically contemplated Conn's retail or support location at the time of termination, as an individual, owner, partner, director, officer, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or any other capacity, work for, assist, loan money, extend credit or become affiliated with, either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Conn's or any of its Affiliates.  The restrictions of this Section G.3 shall not be violated by the ownership of no more than 1% of the outstanding securities of any company whose equity securities are traded on a national securities exchange or is quoted on the NASDAQ National Market.  It is understood that the geographical area set forth in this covenant is divisible so that if this clause is invalid or unenforceable in an included geographic area, that area is severable and the clause remains in effect for the remaining included geographic areas in which the clause is valid.

4.
Frank agrees that for the duration of this Agreement, and for a period of two (2) years after the expiration of this Agreement, Frank will not either directly or indirectly, on his behalf or on behalf of others, solicit, attempt to hire, or hire any person employed by Conn's and any of its Affiliates to work for Frank or for another entity, firm, corporation, or individual.

5.
Frank acknowledges that Conn's has taken reasonable steps to maintain the confidentiality of its Confidential Information and the ownership of its Work Product and Copyright Works, which is extremely valuable to Conn's and provides Conn's with a competitive advantage in its market. Frank further acknowledges that Conn's would suffer irreparable harm if Frank were to use or enable others to use such knowledge, information, and business acumen in competition with Conn's. Frank acknowledges the necessity of the restrictive covenants set forth herein to: protect Conn's legitimate interests in Conn's Confidential Information; protect Conn's customer relations and the goodwill with customers and suppliers that Conn's has established at its substantial investment; and protect Conn's as a result of providing Frank with specialized knowledge, training, and insight regarding Conn's operations as a publicly-held company.  Frank further agrees and acknowledges that these restrictive covenants are reasonably limited as to time, geographic area, and scope of activities to be restricted and that such promises do not impose a greater restraint on Frank than is necessary to protect the goodwill, Confidential Information and other legitimate business interests of Conn's.  Frank agrees that any breach of this Section G cannot be remedied solely by money damages, and that in addition to any other remedies Conn's may have, Conn's is entitled to obtain injunctive relief against Frank without the requirement of posting bond or other security.  Nothing herein, however, shall be construed as limiting Conn's right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement.

6.
Frank acknowledges that all writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, Work Product, and/or Copyright Works of Conn's, any Affiliate of Conn's, or any third party with which Conn's has a confidential relationship, is the property of Conn's or such Affiliate.  All property belonging to Conn's in Frank's custody or possession that has been obtained or prepared in the course of Frank's employment with Conn's shall be the exclusive property of Conn's, shall not be copied and/or removed from the premises of Conn's, except in pursuit of the business of Conn's, and shall be delivered to Conn's, along with all copies or reproductions of same, upon notification of the termination of Frank's employment or at any other time requested by Conn's.  Conn's shall have the right to retain, access, and inspect all property of any kind in Frank's office, work area, and on the premises of Conn's upon termination of Frank's employment and at any time during Frank's employment, to ensure compliance with the terms of this Agreement.

7.	The terms of this Section D are continuing in nature and shall survive the termination or expiration of this Agreement.

E.   Notices.  All notices and other communications under this Agreement shall be in writing and shall be delivered personally or by facsimile or electronic delivery, given by hand delivery to the other party, sent by overnight courier or sent by registered or certified mail, return receipt requested, postage prepaid, to:

If to Frank:	Thomas J. Frank, Sr.
3295 College Street
Beaumont, Texas 77701
Fax No.: (800) 511-5746

If to Company:	Conn's, Inc.
3295 College Street
Beaumont, Texas 77701
Attn: General Counsel
Fax No.: (409) 212-9521

F.   Assignment.  Conn's shall require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to a controlling interest in the business, assets or equity of Conn's to assume and agree to perform this Agreement in the same manner and to the same extent that Conn's would be required to perform if no such succession had taken place.  This Agreement is a personal employment contract and the rights, obligations and interests of Frank under this Agreement may not be sold, assigned, transferred, pledged or hypothecated by Frank.

G.   Binding Agreement.  Frank understands that his obligations under this Agreement are binding upon Frank's heirs, successors, personal representatives and legal representatives.

H.   Arbitration.  Except for any controversy or claim relating to Section G of this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach of any provision of this Agreement, including the arbitrability of any controversy or claim, shall be settled by arbitration administered by the American Arbitration Association ("AAA") under its National Rules for the Resolution of Employment Disputes and the Optional Rules for Emergency Measures of Protection of the AAA, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Any provisional remedy which would be available from a court of law, shall be available from the arbitrator to the parties to this Agreement pending arbitration. Arbitration of disputes is mandatory and in lieu of any and all civil causes of action and lawsuits either party may have against the other arising out of Frank's employment with Conn's. Civil discovery shall be permitted for the production of documents and taking of depositions.  The arbitrator(s) shall be guided by the Texas Rules of Civil Procedure in allowing discovery and all issues regarding compliance with discovery requests shall be decided by the arbitrator(s).  The Federal Arbitration Act shall govern this Section K.  This Agreement shall in all other respects be governed and interpreted by the laws of the State of Texas, excluding any conflicts or choice of law rule or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  The arbitration shall be conducted in Beaumont, Texas by one neutral arbitrator chosen by AAA according to its National Rules for the Resolution of Employment Disputes if the amount of the claim is one million dollars ($1,000,000.00) or less and by three neutral arbitrators chosen by AAA in the same manner if the amount of the claim is more than one million dollars ($1,000,000.00).  Neither party nor the arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties unless compelled to do so either by judicial process or in order to enforce an arbitration award rendered pursuant to this Section H.  All fees and expenses of the arbitration shall be borne by the parties equally.  However, each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs.  The prevailing party, according to the arbitrator(s), shall be entitled to an award of its reasonable attorneys' fees.

I.   Waiver.  No waiver by either party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach of this Agreement, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

J.   Severability.  If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction or arbitrator to be void or unenforceable the same shall in now way affect any other provision of this Agreement or the validity or enforceability of this Agreement.  If any court or arbitrator construes any of the provisions of Section G of this Agreement, or any part thereof, to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court or arbitrator shall reduce the duration or restrict the geographic or other scope of such provision or enforce such provision to the maximum extent possible as so reduced or restricted.

K.   Entire Agreement; Amendment.  This Agreement, the Indemnification Agreement entered into by Conn's and Frank and any agreements evidencing any stock options granted to Frank shall constitute the entire agreement between the parties with respect to Frank's employment with Conn's.  This Agreement replaces and supersedes any and all existing agreements entered into between Frank and Conn's, whether oral or written, regarding the subject matter of this Agreement.  This Agreement may not be amended or modified other than by a written agreement executed by the parties to this Agreement or their respective successors and legal representatives.

L.   Understand Agreement.  Frank represents and warrants that he has (i) read and understood each and every provision of this Agreement, (ii) been given the opportunity to obtain advice from legal counsel of choice, if necessary and desired, in order to interpret any and all provisions of this Agreement and (iii) freely and voluntarily entered into this Agreement.

M.   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and is performable in Beaumont, Texas.

N.   Professional/Personal.  Membership by Frank on corporate and civic boards should be accepted only after consideration of conflict of interest and consultation with the Board.  Conn's requires Frank to have a comprehensive annual medical physical examination.

O.   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

P.   Titles; Pronouns and Plurals.  The titles to the sections of this Agreement are inserted for convenience of reference only and should not be deemed a part hereof or affect the construction or interpretation of any provision hereof.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa.

Q.   Survival.  The provisions of this Agreement shall survive the expiration of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FRANK		CONN'S, INC.

/s/ Thomas J. Frank, Sr.	By:	/s/ William C. Nylin, Jr.
Thomas J. Frank, Sr.		William C. Nylin, Jr.
Chairman